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                                                                   EXHIBIT 10.16


                                LICENSE AGREEMENT

                                     BETWEEN

                              ALLERGAN SALES, INC.
                              ALLERGAN SALES, LTD.

                                       AND

                           ISTA PHARMACEUTICALS, INC.


                                 March 29, 2000




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                                LICENSE AGREEMENT

                                     BETWEEN

                              ALLERGAN SALES, INC.
                              ALLERGAN SALES, LTD.

                                       AND

                           ISTA PHARMACEUTICALS, INC.


                                 March 29, 2000




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                                LICENSE AGREEMENT

        THIS LICENSE AGREEMENT dated March 29, 2000 ("Effective Date"), is by and between Allergan Sales, Inc., a California corporation, and Allergan Sales, Ltd., an Ireland corporation, (collectively, "Allergan" as defined in Section
1.3 below), with principal offices at 2525 Dupont Drive, Irvine, California 92612 and Ista Pharmaceuticals, Inc., a California corporation, with principal offices at 15279 Alton Parkway, Suite 100, Irvine, California 92618 ("Ista").

                                    RECITALS

        WHEREAS, Ista has developed and holds patents and patent applications on a pharmaceutical formulation containing Hyaluronidase used in the treatment of ophthalmic diseases, trademarked as "Vitrase(R)"; and

        WHEREAS, Ista is currently conducting clinical studies for use in obtaining Federal Food and Drug Administration approval of Vitrase(R) for the treatment of vitreous hemorrhage; and

        WHEREAS, Ista desires to grant, and Allergan desires to obtain exclusive licenses to market, distribute and sell Vitrase(R) in accordance with the terms and conditions of this Agreement;

        NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth below, Allergan and Ista mutually agree as follows:

1. DEFINITIONS. In addition to the terms defined in the provisions of the Agreement, the following terms shall have the meaning ascribed below:

        1.1 "Affiliate" means any entity which controls, is controlled by or is under common control with another entity. An entity is deemed to be in control of another entity (controlled entity) if the former owns directly or indirectly at least the lesser of (a) fifty percent (50%), or (b) the maximum percentage allowed by law in the country of the controlled entity, of the outstanding voting equity of the controlled entity. "Controlled Affiliate" shall mean an entity that is controlled by a party to this Agreement.

        1.2 "Agreement" means this Agreement, as may be amended, including all Appendices and Exhibits attached hereto.

        1.3 "Allergan" means Allergan Sales, Inc., for purposes of rights in the United States and Allergan Sales, Ltd., for purposes of rights outside the United States.

        1.4 "Confidential Information" means information disclosed in writing by one party to the other pursuant to this Agreement and identified as "CONFIDENTIAL" as well as information disclosed orally to the extent such oral disclosure is reduced to writing and is identified as "CONFIDENTIAL" and which is provided to the other party within thirty (30) days after oral disclosure. "Confidential Information" does not include any of such information which:

               (a) is known to the receiving party before receipt thereof under this Agreement, or is independently developed by the receiving party without recourse to the other party's Confidential Information, as evidenced by the receiving party's written records;



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               (b) is disclosed to the receiving party without restriction after full execution of this Agreement by a Third Party having a legal right to make such disclosure;

               (c) is or becomes part of the public domain through no breach of this Agreement; or

               (d) is required to be disclosed by law or regulation.


        1.5 "Credit Agreement" means the Credit Agreement to be entered into, once the California Department of Corporations issues the appropriate permit, between an Allergan Affiliate and Ista, and all related agreements, as may be amended by the parties.

        1.6 "Development Plan" means the development plan to include all the necessary development, clinical trials and regulatory filings to support an NDA and obtain FDA and EMEA approval of the Product as set forth in Section 3.2(a), as attached as Appendix 1.6, as well as establish Proof of Concept for Proliferative Diabetic Retinopathy.

        1.7 "EMEA" means the European Medicines Evaluation Agency or any successor entity thereto.

        1.8 "FDA" means the United States Food and Drug Administration or any successor entity thereto.

        1.9 "Field" means all ophthalmic uses in the posterior region of the eye, defined as the rear two thirds of the eyeball (behind the lens) including the vitreous, retina, optic disc, choroid, pars plana and the portion of the sclera behind the lens.

        1.10 "First Commercial Sale" means the first sale for use of a Product in any country of the Territory after Marketing Approval.

        1.11 "Hyaluronidase" means enzymes which cleave the glycosidic bonds of any Polysaccharide or Glycosaminoglycans such as Hyaluronic Acid and Chondroitin Sulfate and includes enzyme formulations containing one or more of Beta-hyaluronidase and Annexin II.

        1.12 "Improvements" means any and all developments, inventions or discoveries in the Field relating to the Licensed Technology developed, or acquired with the right to sublicense to Allergan as provided for herein, by Ista at any time and shall include, but not be limited to, developments intended to enhance the safety and/or efficacy of the Product, or a new delivery system, combination product or new formulation, provided such modified Product contains Hyaluronidase.

        1.13 "Ista Trademarks" means the trademarks, and any goodwill associated with such trademarks, listed on Appendix 1.13 hereto, and all applications and registrations therefor.

        1.14 "Joint Operating Committee" means the joint committee composed of representatives of Ista and Allergan described in Section 2.3(a) hereof.

        1.15 "Licensed Know-How" means of Ista's and its Affiliates' rights existing as of the Effective Date in and to all confidential information, trade secrets, research and results thereof,



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technology, know-how, discoveries, developments, improvements, techniques, data, methods, processes, instructions, formulae, drawings and specifications relating to the research, development, manufacture, registration, marketing or sale of the Products in the Territory, including without limitation, and with respect to the Products in the Territory. Notwithstanding the foregoing, Allergan shall have no rights with respect to Licensed Know-How regarding manufacturing of Product (i) until Allergan has the right to manufacture the Product pursuant to the Supply Agreement or Section 12.5(e) hereof, or (ii) as specifically set forth in Section 4.1.

        1.16 "Licensed Patents" means:

               (a) the patents and patent applications set forth in Appendix
1.16 and any patents or patent applications covering the Product, and its method of manufacture and use, now owned or acquired during the Term of this Agreement by Ista or under which Ista has the right to grant sublicenses in accordance with this Agreement during the term of this Agreement in the Territory including any covering Improvements;

               (b) all patents arising from such applications identified in (a) and any divisions, continuations, and continuations-in-part identified in (a);

               (c) any extension, renewal, re-examination or reissue of a patent identified in (a) or (b).

        1.17 "Licensed Technology" means the Licensed Know-How and the Licensed Patents.

        1.18 "Loan Indebtedness" means the aggregate principal amount owed by Ista to Allergan under the Credit Agreement.

        1.19 "Major Market" shall mean each of Australia, Brazil, Canada, France, Germany, Italy, Spain, United Kingdom and United States.

        1.20 "Marketing Approval" shall mean the final approval in a country from all necessary regulatory agencies to market the Product in such country including any requisite pricing approvals.

        1.21 "Marketing Plans" shall have the meaning set forth in Section 9.1.

        1.22 "NDA" means an application filed with the FDA for approval by the FDA of the sale of the Product in the United States, whether such application is characterized as a New Drug Application or otherwise.

        1.23 "Net Sales" means the total amount invoiced to Third Parties in connection with the sales of the Product in all of its final packaged forms by Allergan, its sublicensees or its Affiliates in the Territory, less, to the extent actually incurred:

               (a) allowances and adjustments credited or payable, including credit for damaged, outdated and returned products;

               (b) trade, cost or quantity discounts earned or granted;

               (c) transportation charges (including insurance costs), sales taxes, excise taxes and duties, and other similar charges;



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               (d) wholesaler chargebacks;

               (e) Medicare, Medicaid and other rebates and management fees mandated, earned or granted; and

               (f) taxes on sale, transportation or use paid by Allergan.

        Net Sales shall be calculated in accordance with Allergan's standard internal policies and procedures. Any discount, allowance, rebate, management fee or wholesaler chargeback for the Product which is given to a customer due to the purchase of a product other than the Product or due to the purchase of any service, shall not be taken into consideration for the calculation of Net Sales. Net Sales shall not include sales by Allergan to its Affiliates or sublicensees for resale, provided that if Allergan sells the Product to an Affiliate or sublicensee for resale, Net Sales shall include the amounts invoiced by such Affiliate or sublicensee to Third Parties on the resale of such Product. A "sale" shall also include a transfer or other disposition for consideration other than cash, in which case such consideration shall be valued at the fair market value thereof

        1.24 "Preferred Stock Purchase Agreement" means the Preferred Stock Purchase Agreement between an Allergan Affiliate and Ista, dated the date hereof, and all related agreements, as may be amended by the parties.

        1.25 "Product" means any therapeutic composition containing Hyaluronidase coming within the scope of the Licensed Patents regardless of form, dose or package.

        1.26 "Profit Payments" mean the consideration paid by Allergan to Ista for sale of Products in the United States as set forth in Section 6.2 hereof.

        1.27 "Proof of Concept for Proliferative Diabetic Retinopathy" means satisfaction of the conditions set forth in Appendix 1.27.

        1.28 "Regulatory Dossiers" means all registrations, permits licenses, authorizations, approvals, presentations, notifications or filings (together with all applications therefor), which are filed with or granted by the governing health authority of any country, as well as the EMEA and which are required to develop, make, use, sell, import or export the Product.

        1.29 "Royalties" means the consideration paid to Ista by Allergan for sales of Product in the Territory (except in the United States) as set forth in
Section 6.1 hereof.

        1.30 "Supply Agreement" means the Supply Agreement between Allergan and Ista, dated the date hereof, and all related agreements, as may be amended by the parties.

        1.31 "Territory" means all of the countries of the world, except Mexico and Japan. Upon expiration or termination of Ista's existing distribution agreement and trademark license agreement in Mexico, but not later than April 25, 2004, Mexico shall be added to the Territory.

        1.32 "Third Party" means any individual, corporation, partnership, trust or other business organization or entity, and any other recognized organization other than the parties hereto and their Affiliates.




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        1.33 "Trademark License" means the exclusive license to the Ista
Trademark(s) in the Territory as described in Section 5.1 hereof.

        1.34 "United States" means the United States of America and its territories and possessions, including the commonwealth of Puerto Rico.

        1.35 "Valid Patent Claim" means with respect to the Product any claim of any issued and unexpired patent included within the Licensed Patents which has not been held revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unless and until reinstated, and which has not been admitted to be invalid or unenforceable.

2. INTER-RELATED AGREEMENTS

        2.1 Equity Investment. As set forth in the Preferred Stock Purchase Agreement, an Allergan Affiliate shall purchase 1,776,199 shares of Series D Preferred Stock of Ista, at a purchase price of $5.63 per share, for $10,000,000.

        2.2 Credit Line. As set forth in, and subject to the terms of, the Credit Agreement (as well as approval by the California Department of Corporations), an Allergan Affiliate shall make available to Ista a secured line of credit, initially up to [*] upon which Ista may draw for the sole purpose of funding development, clinical and regulatory work on the Product and Improvements, including as set forth in Section 3 and the Development Plan. After filing of the NDA for the Product in the United States, Ista may draw up to an additional [*](which [*] may be in addition to any amounts drawn for work on the Product) for general corporate purposes. As set forth below in Section 7.1, upon the achievement of a certain milestone, a portion of the outstanding principal owed by Ista to the lender under the Credit Agreement shall be forgiven by lender.

        2.3 Supply Agreement. As set forth in the Supply Agreement, Ista shall supply all of Allergan's requirements of Product for commercial sale.

3. CLINICAL RESEARCH, REGULATORY MATTERS, JOINT OPERATING COMMITTEE

        3.1 Joint Operating Committee.

               (a) Formation and Composition. A joint committee comprised of an equal number of representatives each of Allergan and of Ista (the "Joint Operating Committee") shall be appointed promptly after the date hereof and shall meet as needed, but not less than once each quarter. Unless the parties otherwise agree, each party shall be entitled to two (2) representatives on the Joint Operating Committee. Such meetings shall be at such times agreed to by Ista and Allergan, at such locations or in such other form (e.g. telephone or video conference) as the members of the Joint Operating Committee shall agree. Each party shall bear its own personnel, travel, and lodging expenses relating to Joint Operating Committee meetings. A party may change one or more of its representatives to the Joint Operating Committee at any time. Members of the Joint Operating Committee may be represented at any meeting by another member of the Joint Operating Committee, or by a deputy. Either party may permit additional employees and consultants to attend and participate (on a non-voting basis) in the Joint Operating Committee meetings, subject to the confidentiality provisions of Section 13. Any approval, determination or other action agreed to by

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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all of the members of the Joint Operating Committee or their deputies present at the relevant Joint Operating Committee meeting shall be the approval, determination or other action of the Joint Operating Committee, provided that at least one representative of each Party is present at such meeting. The Joint Operating Committee shall be chaired by an Allergan and Ista representative to the committee in an alternating manner.

               (b) Joint Operating Committee Functions and Powers. The Joint Operating Committee shall be responsible for the coordination of regulatory filings and oversight of further development and marketing of Product. The specific functions of the Joint Operating Committee shall be to: (i) recommend the specific goals for the Development Plan, (ii) discuss the Development Plan and recommend priorities thereunder, (iii) monitor the progress and results of the Development Plan, (iv) consider and recommend necessary or desirable amendments to the Development Plan, (v) review the objectives and strategies of the Marketing Plans and other marketing information provided by Allergan; (vi) monitor the progress of the parties toward those objectives; (vii) consider and recommend necessary or desirable amendments to the Marketing Plans; and (viii) undertake and/or approve such other matters as are provided for the Joint Operating Committee under this Agreement.

               (c) Minutes and Reports. The Joint Operating Committee shall be responsible for keeping accurate minutes of its deliberations which record all proposed decisions and all actions recommended or taken. Within thirty (30) days of each meeting, the Chair shall provide the parties with minutes of such meeting and a written report describing in reasonable detail, a summary of the work and progress to date, any issues requiring resolution and any proposed decisions and actions taken to all members of the Joint Operating Committee. All records of the Joint Operating Committee shall be available to both parties.

               (d) Dispute Resolution. . If the Joint Operating Committee is unable to decide or resolve an issue unanimously, the issue shall be referred to the Chief Executive Officers of Allergan and Ista (or their respective executive officer level designees). Such officers of the parties will meet promptly thereafter and shall negotiate in good faith to resolve such issue.

        3.2 Product Development, Clinical Research, Regulatory Matters and Technical Marketing Support.

               (a) Ongoing Product Development and Clinical Research. In accordance with the Development Plan and subject to the guidance of the Joint Operating Committee, Ista shall conduct, at its expense and in a timely manner, all product development, pre-clinical studies and clinical research in support of FDA, EMEA and other regulatory approvals of the Product, as Ista and Allergan shall mutually agree, for treatment of vitreous hemorrhage. In addition, Ista shall conduct, at its expense and in a timely manner, all pre-clinical studies and clinical research to (i) support the use of the Product for (A) treatment of moderate vitreous hemorrhage, and (B) retreatment of previously treated eyes, and (ii) demonstrate Proof of Concept for Proliferative Diabetic Retinopathy.

               (b) Regulatory Approvals in the United States and the European Community. In accordance with the Development Plan, Ista shall use commercially reasonable efforts and diligence, at its expense and in a timely manner, to apply for and obtain regulatory approval of the Product in the United States and each country of the European Community (through a centralized filing with the EMEA). In carrying out its regulatory activities, Ista shall consult with Allergan, through the Joint Operating Committee, and Allergan shall assist Ista in obtaining approval of the NDA currently




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pending at the FDA and provide reasonable assistance to Ista as may be necessary in obtaining approval of such NDA and other regulatory approvals as provided for herein. Ista shall promptly provide to Allergan copies of all material correspondence received from, and written summaries of material telephone conversations with, the FDA and other regulatory agencies and EMEA relating to the prosecution of the regulatory approvals. All filings with or correspondence to the FDA or other regulatory agencies and EMEA to be made by Ista shall first be provided to Allergan for approval, which approval shall not be unreasonably withheld or delayed. Ista shall give Allergan reasonable advance notice of any meetings or telephone conferences with representatives of the FDA or other regulatory agencies relating to the prosecution of the regulatory approvals in order to allow Allergan an opportunity to attend any such meeting or participate in such telephone. Any disagreement between the parties shall be referred to the Joint Operating Committee for resolution.

               (c) Regulatory Approvals Outside the United States and the European Community. Allergan may, at its expense, apply for and obtain regulatory approvals of the Product in such countries outside the United States and the European Community as it deems appropriate in light of the market potential of the Product, taking into account the competitiveness of the marketplace, the proprietary position of the Product, the regulatory structure involved, the profitability of the Product and other relevant factors. In carrying out its regulatory activities Allergan shall consult with Ista, through the Joint Operating Committee. If requested by Ista, Allergan shall (i) provide to Ista copies of material correspondence received from, and written summaries of material telephone conversations with, regulatory agencies relating to the prosecution of the regulatory approvals, (ii) provide to Ista for approval, which approval shall not be unreasonably withheld or delayed, filings or correspondence to be made by Allergan, and (iii) give Ista reasonable advance notice of any meetings or telephone conferences with representatives of the regulatory agencies relating to the prosecution of the regulatory approvals in order to allow Ista to attend such meetings or participate in such telephone conversations. At Allergan's election, any of such regulatory approvals shall be owned by Allergan. Ista shall reasonably cooperate with Allergan in obtaining such approvals and shall supply such information and reports it has possession of in support of the filings for such regulatory approvals. Any disagreement between the parties shall be referred to the Joint Operating Committee for resolution.

               (d) Additional Development. If Allergan desires preclinical or clinical studies in addition to that set forth in this Section 3.2 and the Development Plan for expanded label indications for the Product within the Field, then Allergan shall notify Ista in writing and include a preliminary preclinical or clinical plan. Through the Joint Operating Committee, the parties will determine whether or not to proceed with such work and the allocation of such work and the expenses therefor. In the absence of a mutual agreement, either party may conduct such work at its expense, and the other party shall reasonably cooperate to the extent such cooperation does cause such party to incur any material additional expenses.

               (e) Data. Ista shall maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and shall properly reflect all work done and results achieved in the performance of the Development Plan (including all data in the form required to be maintained under any applicable governmental regulations), and any subsequent preclinical or clinical studies. Such records shall include books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with the research and development activities. Allergan has the right to inspect such records, and Ista shall provide copies of all requested records, to the extent reasonably




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required for the exercise of Allergan's rights under this Agreement: provided, however, that Allergan shall maintain such records and the information of Ista contained therein in confidence in accordance with Section 13 below and shall not use such records or information of Ista except to the extent otherwise permitted by this Agreement.

4. LICENSE FOR LICENSED TECHNOLOGY

        4.1 License Grant. Ista hereby grants to Allergan and its Affiliates an exclusive license, with the right to sublicense, under the Licensed Technology, to use, market, distribute, offer to sell and sell the Product in the Field in the Territory. The rights to manufacture and have manufactured shall arise only under the Supply Agreement and Section 12.5(e) hereof. Ista acknowledges that prior to Allergan having such right to manufacture or have manufactured Product, pursuant to Section 5.5 of the Supply Agreement, Allergan may use the Licensed Technology to develop manufacturing capabilities either internally or at a Third Party. The right to sublicense to a Third Party shall be at the sole discretion of Allergan, but Allergan shall provide prompt notice of all such sublicenses.

        4.2 Delivery of Licensed Technology. Ista shall promptly furnish to Allergan copies of such written documents in the possession of Ista or its Controlled Affiliates that embody the Licensed Technology that are reasonably necessary to enable Allergan to register (if required), distribute, market, promote, advertise and sell the Products for use in the Field. To the extent that Allergan has the right pursuant to the Supply Agreement, such documents shall include those reasonably necessary to enable Allergan to manufacture or have manufactured the Product. Allergan shall promptly acknowledge, in writing, receipt of such materials, and shall maintain such records and the information of Ista contained therein in confidence in accordance with Section 13 below and shall not use such records or information of Ista except to the extent permitted by this Agreement or the Supply Agreement.

        4.3 Restrictions. During the term of this Agreement, Ista and its Affiliates shall not, directly or indirectly, market or sell: (i) any product for use in the Field which contains Hyaluronidase in the Territory nor shall they manufacture, market or sell such products for or to any person or entity (other than Allergan or an Affiliate of Allergan) which Ista or any of its Affiliate knows or has reason to believe shall use or sell such product in the Territory for use in the Field; (ii) any product which may be legally used as a substitute for the Product for use in the Field in the Territory, nor shall they manufacture, market or sell such products for or to any person or entity (other than Allergan or an Affiliate of Allergan) which Ista or any of its Affiliates knows or has reason to believe shall use or sell such product in the Territory for use in the Field; or (iii) Hyaluronidase bulk substance to any person or entity (other than Allergan or an Affiliate of Allergan) which Ista or any of its Affiliates knows or has reason to believe shall use such bulk substance to make any product for use in the Field for sale in the Territory. During the term of this Agreement, Allergan and its Affiliates shall not, directly or indirectly, market or sell any product for the treatment of vitreous hemorrhage or any product containing Hyaluronidase for the treatment of diabetic retinopathy, other than the Product. The parties agree that Ista's "Keratase" and Cornealplasty products (the names of which may be changed pending FDA approval) are expressly excluded from this provision, provided that such products are not approved for administration by intravitreal injection, are not sold with an equivalent Hyaluronidase unit dose and delivery volume as the Product, are contraindicated for intravitreal injection and are not sold to any person or entity (other than Allergan of an Affiliate of Allergan) which Ista or any of its Affiliates knows or has reason to believe shall use or sell such product in the Territory for use in the Field.




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5. LICENSE FOR TRADEMARKS

        5.1 License Grant. In connection with its promotion, marketing, distribution and sale of Product, Ista hereby grants to Allergan and its Affiliates an exclusive, royalty-free license, with the right to sublicense, during the term of this Agreement and subject to Section 5.6, to use the Ista Trademark(s) in the Territory on all labels, advertisements, promotional materials and literature for the Product.

        5.2 Acknowledgement. Allergan acknowledges that: (i) the Ista Trademark(s) are owned exclusively by Ista; (ii) that Allergan has no right, title or interest in and to the Ista Trademark(s), except the rights conferred by this Agreement; and (iii) that all goodwill associated with the Ista Trademark(s) inures to the benefit of Ista.

        5.3 Registration. Ista agrees to obtain and maintain the Ista Trademark(s), at its own expense, in those countries listed in Exhibit 5.3, including the preparation and recordation of registered user agreements and/or licenses necessary or reasonably deemed necessary by Allergan in order to comply with local laws.

        5.4 Use of Trademark(s). The Products shall bear the trademark Vitrase(R) for distribution and sale (i) within the United States and Canada unless the Joint Operating Committee otherwise determines, or (ii) outside the United States, unless Allergan has a bona fide reason to use another mark, after consultation with the Joint Operating Committee (which other mark shall be owned by Allergan).

        5.5 Infringements. Allergan shall promptly call to the attention of Ista the use by any Third Party of the Ista Trademark(s) or any trademark(s) similar to the mark covered by this Agreement, of which it may become aware and which it may consider to be an infringement or passing off of the Ista Trademark(s) or unfair competition. Ista shall have the right to decide whether or not to bring proceedings against Third Parties. Such proceedings shall be at the expense of Ista. Allergan shall cooperate fully with Ista to whatever extent is deemed reasonably necessary by Ista to prosecute such action. In the event that Ista recovers damages from prosecution of such action, Ista shall retain all amounts received for such damages except that Allergan shall be entitled to reimbursement of its costs, expenses, and attorneys' fees attributable to such action (or in proportionate amounts thereof should Ista recover an insufficient amount for both parties' such costs and expenses). Ista shall not settle or compromise any suit for infringement without the express approval of Allergan, such approval not to be unreasonably withheld. In the event Ista decides not to prosecute, and Allergan reasonably determines that the failure to prosecute would adversely affect the rights of Allergan under this Agreement, Allergan shall have the right, but not the obligation, to prosecute such action at its own expense. Ista shall cooperate fully with Allergan to whatever extent is deemed reasonably necessary by Allergan to prosecute such action. In the event that Allergan recovers its damages from prosecution of such action, Allergan shall retain amounts received for such damages except that Ista shall be entitled to reimbursement of its costs, expenses, and attorneys' fees attributable to such action (or in proportionate amounts thereof should Allergan recover an insufficient amount for both parties' such costs and expenses). Allergan shall not settle or compromise any suit for infringement without the express approval of Ista.

        5.6 Term and Termination. The term of this Trademark License shall be the Term specified in Section 12 of this Agreement. Upon termination of this
Agreement: (i) Allergan shall discontinue all use of the Ista Trademark(s) inside the United States and shall not thereafter adopt a mark which is confusingly similar; and (ii) Ista shall grant Allergan a royalty-free, exclusive license




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to the Ista Trademark(s) for use on all labels, advertisements, promotional material and literature for the Product in countries where Allergan is using the Ista Trademark, but excluding the United States.

6. ROYALTIES, PROFIT SPLIT.

        6.1 Royalties on Net Sales Outside the United States.

               (a) Initial Royalty Rate. With respect to sales of Product inside the Territory but outside the United States, Allergan shall pay Ista a royalty of [*] of Net Sales of Product, subject to adjustment as set forth in this
Section 6.1, less the cost of Product for sale outside the United States purchased by Allergan from Ista pursuant to the Supply Agreement. The credit for cost of Product purchased by Allergan from Ista pursuant to this Section 6.1(a) shall be applied in the calendar quarter in which such purchases were made. To the extent any such credits exceed the royalty due for such quarter, such excess shall be carried forward to successive calendar quarters until fully utilized

               (b) Adjustments for Proof of Concept, Sales Levels. If Proof of Concept for Proliferative Diabetic Retinopathy is not achieved by December 31, 2003, the royalty rate in Section 6.1 (a) shall be adjusted to [*] of Net Sales for sales invoiced after December 31, 2003. Notwithstanding the foregoing, in the event that either (i) Proof of Concept for Proliferative Diabetic Retinopathy is achieved, or (ii) Net Sales outside the United States exceed [*] in any calendar year, then commencing at the beginning of the first calendar quarter after the achievement of (i) or (ii), the royalty rate in Section 6.1(a) shall be adjusted to [*] of Net Sales.

               (c) Adjustments for Patent and Competitive Matters. The royalties in this Section 6.1 shall be subject to a reduction of [*] with respect to Net Sales in countries during which time there is both [*].

        6.2 Profit Split in United States. The parties shall share equally the Net Profits in the United States by periodic payment of Profit Payments to Ista by Allergan. "Net Profits" shall be defined as Net Sales less Manufacturing Expenses less Marketing and Distribution Expenses for the Product in the United States. The Profit Payment shall be one-half ( 1/2) of such Net Profits. For purposes of such calculation Net Profits will be calculated consistent with the following definitions.

               (a) Net Sales shall have the meaning set forth in Section 1.19 above.

               (b) Manufacturing Expenses shall mean, (i) if the Product is being purchased by Allergan from Ista pursuant to the Supply Agreement, the purchase price as set forth therein, as periodically adjusted therein, or (ii) if the Product is being purchased from a Third Party or manufactured by Allergan, the then applicable purchase price set forth in the Supply Agreement, as periodically adjusted therein.

               (c) Marketing and Distribution Expenses shall include the costs defined below. To the extent that such costs are not discretely identifiable, Allergan and Ista will aggregate such costs in accordance with its standard procedures, which will be allocated to the Product consistent with each party's standard cost allocation procedures.

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                    (i) Product specific marketing expense incurred for physician training, direct advertising, films, samples, exhibits, clinical conference aids, peer promotion activities, marketing research and other direct out-of-pocket costs normally included as marketing expenses by Allergan's accounting procedures.

                    (ii) Direct costs, including salaries and employment benefits for Allergan's Product manager(s) and field sales force properly allocated to the sale of the Product.

                    (iii) Direct costs, including salaries and employment benefits for Ista medical marketing liaison personnel properly allocated to the sale of the Product.

                    (iv) A reasonable allocation of overhead costs computed as a mutually agreed percentage of such costs and directly related to the commercialization of the Product.

                    (v) Direct out-of-pocket costs for distribution, transport and storage of the Product.

                    (vi) Costs incurred for any post-market surveillance studies approved by the Joint Operating Committee for the Product;

                    (vii) Damages and costs arising out of an infringement suit as described in more detail in Section 10.4; and

                    (viii) Any other costs or expenses incurred which are incidental to the marketing or distribution of the Product which are designated as marketing and distribution expenses by the Joint Operating Committee.

        6.3 To the extent Manufacturing Expenses and Marketing and Distribution Expenses exceed Net Sales in any quarter (resulting in negative "Net Profits"), such excess shall be carried forward and used in the calculation of Net Profits for the subsequent quarter or quarters, until such excess has been fully used.

        6.4 Reports, Exchange Rates. During the term of this Agreement and while Royalties or Profit Payments are payable hereunder, Allergan shall furnish to Ista a written quarterly report showing, on a country by country basis: (i) the Net Sales during such quarter and the calculation thereof; (ii) the Royalties and Profit Payments payable in United States dollars which shall have accrued in respect of such Net Sales and the calculation thereof; (iii) withholding taxes, if any, required by law to be deducted in respect of such sales, as applicable; and (iv) the exchange rates used in determining the amount of United States dollars. All amounts payable shall first be calculated in the currency of sale and then converted on a monthly basis into United States dollars using the rate of exchange used by Allergan in preparing its quarterly financial reports. Reports, together with the Royalties and Profit Payments payable for the periods to which the reports relate shall be due on the sixtieth (60th) day following the close of each calendar quarter. Allergan shall keep, in accordance with generally accepted accounting principles consistently applied, complete and accurate records concerning sales of the Product in the Territory in sufficient detail to enable the Royalties or Profit Payments payable hereunder to be determined.

        During the term of this Agreement and while Profit Payments are payable hereunder, Ista shall furnish to Allergan a written quarterly report showing Ista's Marketing and Distribution Expenses for such period.

        6.5 Audits.

               (a) Upon the written request of Ista, but not more than once each calendar year, Allergan shall permit an independent public accountant selected by Ista and acceptable to Allergan, which acceptance shall not be unreasonably withheld or delayed, to have access during normal business hours to such of the records of Allergan as may be reasonably necessary to verify the accuracy of the royalty and profit reports hereunder in respect of any quarter or quarters year ending not more than thirty-six (36) months prior to the date of such request. In the event such accountant concludes that additional Royalties and Profit Payments were owed during such period, the additional Royalties and Profit Payments shall be paid within thirty (30) days of the date Ista delivers to Allergan such accountant's written report so concluding. The fees charged by such accountant shall be paid by Ista unless the audit discloses that the Royalties and Profit Payments reported payable by Allergan for the audited period have been understated by more than ten percent (10%) of the Royalties and Profit Payments actually payable for such period, in which case Allergan shall pay the reasonable fees and expenses charged by the accountant. Ista agrees that all information subject to review under this Section 6.4 is confidential and that it shall cause its accountant to retain all such information in confidence.

               (b) Upon the written request of Allergan, but not more than once each calendar year, Ista shall permit an independent public accountant selected by Allergan and acceptable to Ista, which acceptance shall not be unreasonably withheld or delayed, to have access during normal business hours to such of the records of Ista as may be reasonably necessary to verify the accuracy of the Profit Payment calculations hereunder in respect of any quarter or quarters ending not more than thirty-six (36) months prior to the date of such request. In the event such accountant concludes that lower Profit Payments were owed by Allergan during such period, the difference between the Profit Payments owed by Allergan and the Profit Payments actually paid by Allergan shall be reimbursed by Ista within thirty (30) days of the date Allergan delivers to Ista such accountant's written report so concluding. The fees charged by such accountant shall be paid by Allergan unless the audit discloses that the various expenses reported by Ista for purpose of calculating the Profit Payment for the audited period are overstated by more than ten percent (10%) of the actual expenses for such period, in which case Ista shall pay the reasonable fees and expenses charged by the accountant. Allergan agrees that all information subject to review under this Section 6.4 is confidential and that it shall cause its accountant to retain all such information in confidence.

        6.6 Payment Terms. Royalties and Profit Payments shown to have accrued by each periodic report provided for under this Agreement shall be due and payable on the date such periodic report is due. Payment of Royalties and Profit Payments in whole or in part may be made in advance of such due date. Royalties and Profit Payments determined to be owing, and any overpayments to be credited, with respect to any prior quarter shall be added, or credited, as the case may be, to the next quarterly payment hereunder.

        6.7 Withholding of Taxes. Any withholding of taxes levied by tax authorities on the payments hereunder shall be borne by Ista and deducted by Allergan from the sums otherwise payable by it hereunder for payment to the proper tax authorities on behalf of Ista. Allergan agrees to cooperate with Ista in the event Ista claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force, such cooperation to consist of providing receipts of payment of such withheld tax or other documents reasonably available to Allergan.

        6.8 Exchange Controls. Except as hereinafter provided in this Section, all payments to be made pursuant to this Section 6.7 shall be paid in United States dollars. If at any time legal restrictions prevent the prompt remittance of part or all of the Royalties and Profit Payments due hereunder with respect to any country, payment shall be made through such lawful means or methods as Allergan may determine. When in any country the law or regulations prohibit both the transmittal and deposit of royalties on sales in such a country, Royalties and Profit Payments shall be suspended for as long as such prohibition is in effect, and as soon as such prohibition ceases to be in effect, all Royalties and Profit Payments that Allergan or its sublicensees would have been obligated to transmit or deposit, but for the prohibition, shall forthwith be deposited or transmitted promptly to the extent allowable, as the case may be, along with interest accrued thereon to the date of payment.

7. MILESTONES.

        7.1 Milestones Earned. As additional consideration for the license granted to Allergan hereunder, Allergan shall pay to Ista the following amounts upon achievement (prior to the expiration of termination of this Agreement) of each of the applicable milestones:

MILESTONE                                                           PAYMENT/FORGIVENESS
(a) Approval for marketing for treatment of vitreous                    [*]
    hemorrhage under a European Community central
    filing**
(b) Approval of NDA for treatment of vitreous                           [*]
    hemorrhage in United States**
(c) Approval in United States of labeling for                           [*]
    retreatment of vitreous hemorrhage in previously
    treated eye
(d) Proof of Concept for Proliferative Diabetic                         [*]
    Retinopathy                                             [*] plus forgiveness of up
                                                                  to [*] of Loan
                                                                  Indebtedness)***

* payable only if Milestone (b) is paid.
** not payable if approved solely as [*]
*** if Ista's Loan Indebtedness at the time of Milestone accomplishment is less than the maximum amount to be forgiven by Allergan at such time, then the payment to Ista will be increased so that the consideration received by Ista for such Milestone accomplishment equals the total amount shown for that Milestone

        7.2 Single Payment. Each of the foregoing milestone payments shall be payable one time only, even if such milestones are subsequently met again for another Product. All payments to be made by Allergan to Ista pursuant to this
Section 7.2 shall be made in United States dollars. Ista shall promptly notify Allergan in writing of the occurrence of the milestones set forth above. Within twenty (20) business days after the date of such notice, Allergan shall pay to Ista by certified or bank check, wire transfer or other means acceptable to Ista, the milestone payments set forth above.

8. REGULATORY MATTERS.

        8.1 Right of Reference, Regulatory Dossiers in the United States and Europe. In the United States and Europe, Ista shall prepare, file, maintain and own Regulatory Dossiers for the Product. Ista hereby grants Allergan a royalty-free right (and shall so advise applicable regulatory authorities if required) to reference Ista's or its Controlled Affiliates' and Ista's Hyaluronidase suppliers' and Approved Third Party Contractors' (as defined in the Supply Agreement) Regulatory

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Dossiers and registrations for Hyaluronidase and the Product for the purpose of enabling Allergan to exercise its rights hereunder with respect to the Products in the Territory, including certain rights beyond the terms of the Agreement pursuant to Section 12.5. At the request of Allergan, Ista shall assign all necessary Regulatory Dossiers relating to the Product outside of the United States to Allergan and Ista further agrees to execute and deliver such instruments and take such other actions as Allergan shall reasonably request in order to carry out this provision, including but not limited to, assignments of regulatory approvals. For purposes of this Section 8, Europe shall mean those countries which are participants in the EMEA.

        8.2 Regulatory Dossiers outside the United States and Europe. Outside the United States and Europe, Ista shall give Allergan the right to prepare, file, and maintain Regulatory Dossiers for the Product in Allergan's name, and Allergan shall do so in such countries in which it markets the Product pursuant to Section 9. Ista shall also give Allergan ownership rights to such Regulatory Dossiers, subject to the terms and conditions of this Agreement and the following: (i) Allergan shall, at Ista's request and option, provide Ista with complete copies of any Regulatory Dossiers filed by or under authority of Allergan; (ii) subject to Section 4.3, Allergan shall promptly provide Ista or its designees with the relevant portions of (and make available for copying by Ista or its designees), and the right to cross-reference, any Regulatory Dossiers held in the name of Allergan (or that of its Affiliate or sublicensee) reasonably necessary or useful to enable Ista or its designees to market products other than Product in the applicable country, and Allergan shall execute, acknowledge and deliver such further instruments, and shall do all such other acts, all as promptly as possible, which may be necessary or appropriate to effectuate such right in each such country and to otherwise make fully available to Ista and its designees the benefits of such Regulatory Dossiers for purposes of exercising any right not exclusively granted to Allergan hereunder, upon the request of Ista.

        8.3 Product Recalls. In the event (a) any government authority issues a request, directive or order that the Product be recalled, or (b) a court of competent jurisdiction orders such a recall, or (c) Allergan and Ista, after consultation with each other, determine that the Product should be recalled, or
(d) either Allergan or Ista, after consultation with each other, if legally required to make such recall, does so, the parties shall take all appropriate corrective actions, and shall cooperate in the investigations surrounding the recall. Allergan shall handle notification of customers and return of Product from customers. The owner of the relevant regulatory approval shall handle all communications and requests with regulatory agencies regarding any recalls. If such recall results from any cause or event arising from a sole responsibility of Ista as set forth in this Agreement or in the Supply Agreement or is solely attributable to Ista, Ista shall be responsible for all expenses of the recall and Allergan may deduct any such expenses borne by Allergan from any payment due to Ista under this Agreement. If such recall results from a sole responsibility of Allergan as set forth in this Agreement or in the Supply Agreement or is solely attributable to Allergan, Allergan shall be responsible for the expenses of recall and shall reimburse Ista for expenses incurred by Ista for such recall. In the event that the recall results from any cause(s) or event(s) arising from a joint responsibility of the parties or partially from a responsibility of Ista and partially from a responsibility of Allergan, Ista and Allergan shall be jointly responsible for expenses of the recall in proportion to each such party's proximate fault with respect to the recall. If the parties are unable to agree on the allocation of such fault, then such dispute shall be subject to the dispute resolution provisions of Section 15. For the purpose of this Agreement, the expenses of recall shall include, without limitation, the expenses of notification and destruction or return of the recalled Product, cost for the Product recalled, legal expenses, inventory write-offs and penalties resulting from Third Party contracts, but shall not include goodwill, lost profits or other similar intangible or speculative claims.

        8.4 Adverse Event Reports. Each of Ista and Allergan shall report to the other potentially serious or unexpected adverse events (including adverse drug experiences, as defined in 21 C.F.R. Section 314.80 or other applicable regulations ) with respect to the Product of which it becomes aware promptly and in no event later than five (5) days after initial receipt of the information by such party. Each such report shall identify lot numbers and customers affected, if known. Each of Ista and Allergan shall report to the other party summaries of other adverse events with respect to the Product every twelve (12) months.

9. MARKETING.

        9.1 Marketing Plans. Allergan shall prepare marketing plans for the United States (the "Marketing Plans"). Such Marketing Plans shall include plans related to the prelaunch, launch, promotion and sale of the Product. Allergan shall submit the Marketing Plans at annually to the Joint Operating Committee. In addition, at least annually Allergan provide marketing strategies and information on Major Markets other than the United States.

        9.2 Diligence. Allergan shall use reasonable commercial efforts, consistent with local market, business, regulatory and competitive conditions to seek Marketing Approval and launch the Product in each country of the Territory and thereafter to market, promote and distribute such Product in such country.

        9.3 Failure to Commercialize. In the event that Allergan has not made a First Commercial Sale in a Major Market within twelve (12) months after Marketing Approval in such Major Market, unless the parties mutually agree not to market Product in such Major Market, then the license granted in Section 4.1 shall become non-exclusive in such country unless Allergan's failure to make such a First Commercial Sale results from Ista's failure to supply Product.

        9.4 Product Marking. Product intended for distribution in the U.S. shall be marked as a product of Allergan, but shall also carry the legend: "Marketed under license from Ista Pharmaceuticals, Inc." with equal prominence to any reference to Allergan. Product intended for distribution in the Territory outside the U.S. shall carry the same legend, but not necessarily with equal prominence. Ista reserves the right, upon reasonable notice, to specify a different legend for the Product.

10. PATENTS, IMPROVEMENTS.

        10.1 Prosecution and Maintenance. Ista shall be responsible for and shall diligently carry out and shall bear all costs (including attorney fees) for the preparation, filing, prosecution, maintenance, and extensions, if any, of all patents or patent applications within the Licensed Patents in those countries in the Territory listed on Appendix 1.15. In addition, Ista shall promptly advise Allergan of all material correspondence, filings and notices of action between Ista and the United States Patent and Trademark Office ("PTO") and equivalent foreign patent offices concerning the Licensed Patents. If Ista elects not to prepare and file a patent application or discontinues the prosecution of any patent application or maintenance of any patent within the Licensed Patents, then Ista shall promptly notify Allergan and supply Allergan with copies of all written communications with such office. In the event that Allergan reasonably determines that the failure of Ista to pursue the filing and prosecution of the patent application would adversely affect the rights of Allergan under this Agreement, Allergan may, but does not have the obligation to, file or continue prosecution of such application or maintain such patent at its own expense. If Allergan so elects, then Ista shall be responsible for the reasonable costs incurred by Allergan in connection with such filing or prosecution in any country listed in Appendix 1.15, and Allergan may deduct any such costs borne by Allergan from any payment due to Ista under this Agreement.

        10.2 Improvements. Ista shall promptly notify Allergan of any Improvements and of any efforts by Ista to patent Improvements in the Territory including, but not limited to designation of the countries in which any patent application in respect thereof is to be filed. Any patent application in respect of such Improvement and any patent issued therefrom shall become part of the Licensed Patents and Appendix 1.15 shall be modified to reflect the addition to Licensed Patents. If any Improvement is not patented, it shall become part of the Licensed Know-How.

        10.3 Enforcement of Patent Rights. If either Allergan or Ista has knowledge of any infringement or likely infringement of a Licensed Patent or unauthorized use of Licensed Know-How, then the party having such knowledge shall promptly inform the other party in writing, and the parties shall promptly consult with one another regarding the action to be taken. Unless the parties otherwise mutually agree, Ista shall prosecute such suit, and Allergan shall cooperate with Ista in the prosecution thereof and Ista shall have the right to determine the strategy of the prosecution of such suit. Notwithstanding the foregoing, if Allergan is participating in the prosecution, Allergan shall be entitled to have input in the strategy of prosecution. Ista shall have the right to determine the counsel to be retained by the parties in connection with such action or claim, which counsel shall be reasonably satisfactory to Allergan. Ista may seek the assistance and participation of Allergan in the action or claim. If Ista prosecutes such claim without the participation of Allergan, the costs and expenses incurred in connection with such action or claim shall be borne by Ista. However, if Allergan participates in the action or claim, the costs and expenses incurred in connection with such action or claim shall be shared equally by Ista and Allergan. If Allergan does not participate in the prosecution of the action or claim, or unless otherwise provided in this Section 10.3, any offer of settlement and any settlement shall be in Ista's discretion, provided that any offer of settlement or settlement does not conflict with licenses granted under Section 4. If Allergan participates in the prosecution of the action or claim, then any offer of settlement and any settlement shall be subject to the prior approval of both Allergan and Ista. Each party agrees not to unreasonably withhold its approval of any such settlement. If Allergan does not participate in the prosecution of the action or claim, any recovery of damages or other payments received in connection with such action or claim shall be realized by Ista. If Allergan participates in the prosecution any recovery of damages or other payments received in connection with such shall be allocated between and disbursed to Allergan and Ista as follows: (i) first, to reimburse Allergan and Ista for their respective costs and expenses incurred in connection with such action, and (ii) the balance of recovery or other payments to be divided fifty percent (50%) to Allergan and fifty percent (50%) to Ista. In the event that the recovery of damages is not sufficient to cover costs and expenses incurred by the parties in connection with such action, each party shall be reimbursed on a pro rata basis according to each party's percentage of the total costs and expenses incurred by the parties together.

        10.4 Infringement of Third Party Patent Rights. If a claim or suit is brought against Allergan alleging (a) infringement of any patent or unauthorized use of any Licensed Know-How owned by a Third Party by reason of Allergan's exercise of its licenses hereunder or (b) an interest in any patent under the Licensed Patents, Allergan shall promptly give written notice to Ista and Ista shall be responsible for the defense of such claim and bear the cost thereof. The parties shall furnish each other with reasonable assistance regarding such claim or suit as may be requested by the other party. Any offer of settlement or settlement of the claim or suit by one party shall have the prior written approval of the other party, such approval not to be unreasonably withheld. If any amounts are paid or payable to a Third Party by Allergan or any damages and/or costs are awarded against

Allergan in such suit, then in the calendar year of payment, such amounts, damages and costs may be offset against any Royalties due Ista under Section 6 of this Agreement, or Ista may make such payment on behalf of Allergan. For damages and costs accruing from sales of Product in the United States, Allergan shall apply such damages and costs as a Marketing and Distribution Expense under
Section 6.2(c) so that the amounts payable are included in the calculation of Net Profits. Any amounts which Allergan is entitled to credit against Royalties under this Section 10.4 shall be carried forward until all such amounts have been credited.

11. REPRESENTATIONS AND WARRANTIES.

        11.1 Ista Representations and Warranties. Ista hereby represents and warrants that:

               (a) Authority. Ista has the full right, power and corporate authority to enter into this Agreement, and to make the promises and grant the licenses set forth in this Agreement and that there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement.

               (b) Ownership, Title. Ista is the sole and exclusive owner or exclusive licensee of the entire right, title and interest in and to each of the Licensed Patents, and Ista Trademarks and all of the Licensed Know-How and has the right to grant rights therein to Allergan in the Territory. All employees, consultants, advisors or contractors who have developed or assisted, in the development, or will develop or assist in the development, of the Licensed Technology, have executed valid assignments of their rights to Ista.

               (c) Litigation. To best of Ista's knowledge as of the Effective Date, there are no litigation actions, claims or suits by a Third Party threatened or pending before any court or governmental agency or other tribunal relating to the Licensed Patents, Ista Trademarks or Licensed Know-How.

               (d) No Third Party Rights. Ista has not authorized (other than as disclosed in writing to Allergan by way of a disclosure letter on the Effective
Date), and shall not during the term of this Agreement authorize Third Parties to practice the Licensed Patents or the Licensed Know-How in the Field in the Territory or otherwise grant rights or licenses to market and sell the Product in the Field in the Territory, or use the Ista Trademark(s) in the Territory inconsistent with the rights granted to Allergan herein

               (e) Validity and Infringement. As of the Effective Date, Ista is not aware of any prior act or any fact which would cause it to conclude that any Licensed Patent is invalid or unenforceable, PROVIDED HOWEVER, THAT ISTA EXPRESSLY DOES NOT WARRANT THAT ANY ISTA PATENT IS VALID OR ENFORCEABLE.

               (f) Product Formulation. To the best of Ista's knowledge as of the Effective Date (other than as disclosed in writing to Allergan by way of a disclosure letter on the Effective Date), there are no defects in design or formulation of the Product which would adversely and unduly affect its performance or create an unusual and undue risk of injury to person or property beyond those as may be expected from a pharmaceutical product which has not received marketing approval in the United States.

               (g) Regulatory Matters. To the best of Ista's knowledge as of the Effective Date, all of the Regulatory Dossiers are free of any misrepresentations or omissions on the part of Ista, its Affiliates, predecessors-in-interest or agents, all steps taken by Ista, its

Affiliates, predecessors-in-interest or agents in the collection, assembly and presentation of the data in such Regulatory Dossiers were legitimate and reasonable when viewed within the standards of the industry, and that all responses of Ista, its Affiliates, predecessors-in-interest or agents to any inquiries of the FDA were made in good faith.

        11.2 Allergan Representations and Warranties. Allergan hereby represents and warrants that (i) it has the full right, power and corporate authority to enter into this Agreement and to make the promises set forth in this Agreement and that there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement, and (ii) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which Allergan is a party or by which it is bound, nor to Allergan's knowledge, violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

        11.3 Limitation. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE SUPPLY AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF ANY PATENTS ISSUED OR PENDING.

12. TERM AND TERMINATION

        12.1 Expiration of This Agreement. Unless terminated earlier pursuant to this Section 12, this Agreement shall expire and the licenses granted by Ista to Allergan shall become fully paid and exclusive, (a) within the Territory, but except as to the United States, on a country-by-country basis upon the later of
(i) ten (10) full calendar years commencing on the January 1 after the First Commercial Sale of the Products in such country or (ii) the last to expire of any Valid Patent Claim in such country and (b) in the United States after ten
(10) full calendar years commencing on the January 1 after the First Commercial Sale of the Products in the United States (provided all outstanding amounts borrowed under the Credit Agreement have been repaid).

        12.2 Termination of This Agreement for Breach. This Agreement may be terminated by one party upon written notice by reason of a material breach by the other party that the breaching party fails to remedy within ninety (90) days after written notice thereof by the non-breaching party, or in the case that such breach cannot be cured within such period, the breaching party continues to use diligent efforts to cure such breach until actually cured.

        12.3 Termination in Event of Bankruptcy.

               (a) Either party may terminate this Agreement upon bankruptcy, insolvency, dissolution or winding up of the other.

               (b) All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "intellectual property" as defined in Section 101 of such Code. The parties agree that Allergan may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that, in the event Allergan elects to retain its rights as a licensee under such Code, Allergan shall be entitled to complete access to the Licensed Technology licensed to it hereunder and all embodiments of such Licensed Technology, but only as necessary for the purposes of exploitation of the licenses granted under this Agreement. Such embodiments of the Licensed Technology shall be delivered to Allergan not later than: (i) the commencement of bankruptcy proceedings against Ista, upon written request, unless Allergan elects to perform its obligations under the Agreement, or (ii) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the Allergan, upon written request.

        12.4 Termination By Allergan. Allergan, in its discretion, may terminate this Agreement at any time, on a country by country basis, or in its entirety, upon delivery by Allergan to Ista of ninety (90) days prior notice thereof.

        12.5 Effect of Expiration or Termination of This Agreement Generally.

               (a) Existing Obligations. Expiration of this Agreement for any reason shall not relieve the Parties of any obligation that accrued prior to such expiration or termination.

               (b) Survival. The provisions of Sections 1, 6 (with respect only to Royalties and Profit Payments accrued at the time of expiration or termination but not yet reported or paid), 8.1 (to the extent applicable), 11, 12, 13, 14 and 15 shall survive the expiration or termination of this Agreement.

               (c) Termination of Licenses. Except as provided in Section 12.5(e) below, upon expiration or termination of this Agreement all licenses and rights granted to Allergan hereunder shall terminate and, except as provided in
Section 12.5(d) below, Allergan will immediately cease to sell Products;

               (d) Disposition of Inventory of Products. (a) Allergan may dispose of its inventory of Products on hand as of the effective date of termination, and may fill any orders for Products accepted prior to the effective date of termination, for a period of six (6) months after the effective date of termination and (b) within thirty (30) days after disposition of such inventory and fulfillment of such orders Allergan will forward to Ista a final report containing the details required by Section 6 hereof and pay Ista all Royalties and Profit Payments due in such period;

               (e) Residual Rights. Upon expiration of this Agreement in any country (other than the United States) pursuant to clause (a) of Section 12.1 above, Allergan shall have a fully-paid, perpetual, irrevocable license, with right to sublicense, under the Licensed Technology to manufacture, use, market, distribute, offer to sell, and sell the Product in the Field in such country. Nothing herein shall obligate Ista to deliver, at such time, any manufacturing know-how to allow Allergan to exercise its residual rights under this Section 12.5(e).

               (f) Reassignment of Regulatory Dossiers. Upon termination of this Agreement by Allergan pursuant to Section 12.4 or by Ista pursuant to Section 12.2, in any country in which Ista has assigned the Regulatory Dossier for the Product to Allergan pursuant to Section 8.1 herein, Allergan shall promptly assign such Regulatory Dossier back to Ista. In addition, in such event Allergan shall ensure that all regulatory filings and approvals in other than Ista's name pursuant to Section 8.2 relating to the Product (to the extent legally permissible in the relevant country) are promptly assigned to Ista after such termination of this Agreement. With respect to any Regulatory Dossier held in the name of a sublicensee of Allergan, Allergan shall cause such sublicensee to provide Ista with a letter of authorization for the foregoing, in form and substance reasonably acceptable to Ista, simultaneously with the granting of rights by Allergan to such sublicensee.

Allergan further agrees to execute and deliver such instruments and take such other actions as Ista shall reasonably request in order to carry out this provision

        12.6 Allergan's Right to Offset Royalties and Other Payments. In the event of (i) the bankruptcy of Ista or (ii) a breach by Ista of any of its representations, warranties or obligations hereunder (including a material breach by Ista which would entitle Allergan to terminate this Agreement pursuant to Section 12.2), Allergan shall have the right and option, in addition to all other remedies at law or under this Agreement, to offset the amount of such damages and/or costs against any amounts otherwise due to Ista under Section 6 or Section 7.

13. INDEMNIFICATION, INSURANCE

        13.1 By Ista. Ista shall indemnify, defend and hold Allergan, its directors, employees, agents and representatives harmless from and against all claims, causes of action, settlement costs (including reasonable attorney fees and expenses), losses or liabilities of any kind which are asserted by a Third Party and which (a) involve the registration (in countries for which Ista is responsible) or use of the Product as a pharmaceutical product or the safety or efficacy of the Product, including any theory of strict liability in tort or any other theory of product liability, and which are not otherwise attributable to any negligent act or omission or willful misconduct on the part of Allergan, its Affiliates, sublicensees, directors, employees, agents or representatives; or
(b) arise from claims that the Product or its manufacture, use or sale infringes a patent, trademark or other proprietary right of a Third Party; or (c) arise from a breach of a representation or warranty in Section 11.1; or (d) arise out the negligent act or omission or willful misconduct by Ista in the manufacture of the Product by Ista.

        13.2 By Allergan. Allergan shall indemnify, defend and hold Ista, its directors, employees, agents and representatives harmless from and against all claims, causes of action, settlement costs (including reasonable attorney fees and expenses), losses or liabilities of any kind which; (a) arise from a breach of a representation or warranty in Section 11.2; or (b) arise from the improper registration (in countries for which Allergan is responsible), marketing, handling or distribution of the Product; or (c) arise from claims that the Product infringes the trademark of a Third Party if the Product is marketed using a trademark belonging to Allergan pursuant to Section 5.4.

        13.3 Condition of Indemnification. If either party expects to seek indemnification under this Article, it shall promptly give notice to the indemnifying party of the basis for such claim of indemnification. If indemnification is sought as a result of any Third Party claim or suit, such notice to the indemnifying party shall be within fifteen (15) days after receipt by the other party of such claim or suit; provided, however, that the failure to give notice within such time period shall not relieve the indemnifying party of its obligation to indemnify unless it shall be materially prejudiced by the failure. Each such party shall cooperate fully with the other party in the defense of all such claims or suits. No offer of settlement, settlement or compromise shall be binding on a party hereto without its prior written consent (which consent shall not be unreasonably withheld) unless such settlement fully releases the other party without any liability, loss, cost or obligation to such party.

        13.4 Insurance. Ista shall maintain comprehensive general liability
(CGL) insurance, including broad form contractual liability and product liability coverages, in an amount of at least five million dollars ($5,000,000) for bodily injury and property damage. Allergan shall be named as an additional insured under Ista's CGL policy. Ista shall maintain such insurance during the term of this Agreement and thereafter for a period of five (5) years. Allergan shall obtain by the date of the first marketing approval for the Product, at its costs, a comprehensive general liability insurance policy, including broad form contractual liability and product liability coverages and shall maintain such insurance for the term of this Agreement and thereafter for a period of five (5) years. Ista shall be named as an additional insured under Allergan's CGL policy. Each party upon request shall provide the other party with a certificate of insurance as evidence of the requested coverages and shall give the other party at least thirty (30) days notice of any cancellation, termination or change in such insurance.

14. CONFIDENTIAL INFORMATION AND PUBLICITY.

        14.1 Due Care. It is recognized by the parties that during the term of this Agreement, the parties shall exchange Confidential Information pertaining to their performance hereunder. Each party shall exercise due care to prevent the disclosure of Confidential Information of the other party.

        14.2 Permitted Disclosures.

               (a) Notwithstanding the above, nothing contained in this Agreement shall preclude Ista or Allergan from utilizing or disclosing to others its Confidential Information or utilizing Confidential Information received from the other party as may required: (i) for regulatory purposes, including obtaining FDA approvals; (ii) for audit, tax or customs purposes; or (iii) by law (including disclosure obligations under applicable securities laws), court or other government order, provided that the party subject to such order notifies the other party and uses reasonable efforts to obtain a protective order covering such Confidential Information.

               (b) In addition to the foregoing, Allergan and Ista may disclose the Confidential Information of the other party, only to such employees or Third Parties who have a reasonable need for the Confidential Information in the performance of their services in connection with the matters set forth in this Agreement or otherwise within the scope of the licenses set forth in Article 5 and Section 3.9; who are informed of the confidential nature of the Confidential Information; and who are bound not to disclose such Confidential Information.

        14.3 Other Agreements. The parties have entered into a Confidential Disclosure Agreement dated February 8, 1999 ("CDA"). The CDA shall remain in full force and effect as to its confidentiality requirements for the terms specified therein. However, on and after the Effective Date of this Agreement, all subject matter conveyed or covered under this Agreement shall be governed in all respects by the confidentiality provisions contained in this Article 14. The obligations of the parties set forth in this Article 14 shall apply during the term hereof and for a period of five (5) years after the date of early termination or expiration of this Agreement or any extension thereof.

        14.4 Publicity. The parties agree that upon the execution of this Agreement, a press release approved by both parties shall be issued. Except for such press release and periodic disclosures by Ista or Allergan required by law or regulation or in the ordinary course of its SEC filings, neither party shall
(a) originate any publicity, news release or other public announcement, written or oral, whether to the public press, stockholders or otherwise, relating to this Agreement, any amendment hereto or performance hereunder, or (b) use the name of the other in any publicity, news release or other public announcement, except (i) with the prior written consent of the other party, or (ii) as required by law, in which case the originating party shall give to the other party at least ten (10) days prior notice of such proposed disclosure to complete a review in order to offer comments and modifications. Consistent with applicable law, the other party shall have the right to request reasonable changes to the disclosure to protect its interests. In all other cases, the originating party shall give the consenting party at least ten
(10) days to complete a review in order to offer comments, modifications or to give such consent. The party required to give consent shall endeavor to respond in less than ten (10) days if practicable.

15. MISCELLANEOUS.

        15.1 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party; provided, however, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue to perform hereunder with reasonable dispatch whenever such causes are removed. Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

        15.2 Assignment. This Agreement may not be assigned or otherwise transferred by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that each of the parties may, without such consent, assign this Agreement and its rights and obligations hereunder to its Affiliates or in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation or change in control or similar transaction (which shall be deemed an assignment). Notwithstanding the foregoing, Allergan can sell, transfer or assign its rights under the Agreement to any Third Party as part of a sale of substantially all of its assets related to its ophthalmic pharmaceutical business. Any purported assignment in violation of the preceding sentences shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement in writing.

        15.3 Severability. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

        15.4 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or international courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon the earlier of receipt by the addressee or the second business day after dispatch by recognized international courier.

        If to Ista:          Ista Pharmaceuticals, Inc.
                             15279 Alton Parkway, Suite 100
                             Irvine, California  92618
                             Attention:  Chief Financial Officer
                             Fax:  (949) 789-7740
                             Tel:  (949) 788-6000

        with a copy to:      Wilson Sonsini Goodrich & Rosati, P.C
                             650 Page Mill Road
                             Palo Alto, California  94304-1050
                             Attention:  David Boyko, Esq.
                             Fax:  (650) 493-6811
                             Tel:  (650) 493-9300

        If to Allergan:      Allergan, Inc.
                             2525 Dupont Drive
                             Irvine, California  92623
                             Attention:  Corporate Vice President of Science and
                             Technology
                             Fax:  (714) 246-6987
                             Tel:   (714) 246-4500

        with a copy to:      Allergan, Inc.
                             2525 Dupont Drive
                             Irvine, California  92623
                             Attention:  Allergan General Counsel
                             Fax:  (714) 246-4774
                             Tel:   (714) 246-4500

        15.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, United States, without reference to its conflict of laws, rules and in connection with any dispute hereunder, subject to Section 15.6 below, the parties consent to exclusive jurisdiction and venue in the state and federal courts in Orange County, California, United States.

        15.6 Dispute Resolution, Arbitration. Subject to Section 3.1, and except with respect to matters pertaining to injunctive relief, in the event of any dispute, the parties shall refer such dispute to the Chief Executive Officers of Ista and Allergan (or their respective executive officer level designees) for attempted resolution by good faith negotiations within thirty (30) days after such referral is made. During such period of good faith negotiations, any applicable time periods under this Agreement shall be tolled. In the event such executives are unable to resolve such dispute within such thirty (30) day period, the parties shall submit their dispute to binding arbitration before a single arbitrator in Orange County, California, such arbitration to be conducted pursuant to the American Arbitration Association rules for commercial disputes then in effect. The arbitrator may permit limited discovery as he or she deems appropriate in the circumstances of the dispute. The arbitrator shall have no power to include an award of attorneys' fees and costs to the prevailing party, or to award punitive, special, incidental or consequential damages.

        15.7 Entire Agreement. This Agreement, together with the Appendices and Exhibits hereto, the letter dated March 21, 2000 from Ista to Allergan regarding the Development Plan, the

Confidential Disclosure Agreement, Supply Agreement, Preferred Stock Purchase Agreement and Credit Agreement contains the entire understanding of the parties with respect to the subject matter hereof. In the event of any conflict or inconsistency between any provision of any Exhibit hereto and any provision of this Agreement, the provisions of this Agreement shall prevail. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

        15.8 Headings. The captions to the Sections hereof and Appendices or Exhibits hereto are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof.

        15.9 Independent Contractors. It is expressly agreed that Ista and Allergan shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Ista nor Allergan shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party to do so.

        15.10 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

        15.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.12 Limitation of Liability. NO PARTY SHALL BE LIABLE TO ANOTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. Nothing in this Section 15.12 is intended to limit or restrict the indemnification rights or obligations of any party.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.


ALLERGAN SALES, INC.                        ISTA PHARMACEUTICALS, INC.


By:   /s/ [ILLEGIBLE]                       By:   /s/ EDWARD H. DANSE
   -------------------------------             --------------------------------
Its:  Chief Executive Officer               Its:  Chief Executive Officer
    ------------------------------              -------------------------------
Date: March 29, 2000                        Date: March 29, 2000
    ------------------------------              -------------------------------



ALLERGAN SALES, LTD.


By:   /s/ [ILLEGIBLE]
   -------------------------------
Its:  Chief Executive Officer
    ------------------------------
Date: March 29, 2000
     -----------------------------

                                  APPENDIX 1.6

                        VITRASE SUMMARY DEVELOPMENT PLAN


Indication: Management of Vitreous Hemorrhage

        Activity                                      Status/Plan
        --------                                      -----------
        Preclinical studies                           Complete
        Phase I Study                                 Complete
        Phase II US Study                             Complete
        Phase II Mexico Study                         Complete
        Phase III NA Study                            Ongoing
        Phase III ExNA Study                          Ongoing
        NDA Submission                                [*]
        MAA Submission                                [*]
        Phase IV Validation Study (if required)       [*]

Indication:  Moderate Vitreous Hemorrhage

        Activity                                      Status/Plan
        --------                                      -----------
        Preclinical Studies                           Complete
        Phase I Study                                 Complete
        Phase II Study                                Complete
        Phase II/III Study                            [*]

Indication:  Retreatment of Previously Treated Eyes

        Activity                                      Status/Plan
        --------                                      -----------
        Preclinical Studies                           Complete
        Phase I/II Study                              [*]
        Phase II/III Study                            [*]
        NDA Supplement Filed                          [*]

Indication:  Proof of Concept for Diabetic Retinopathy

        Activity                                      Status/Plan
        --------                                      -----------
        Preclinical Studies                           Complete
        Phase II (Mexico) study                       Ongoing
        Phase I/II Safety (US) Study                  [*]
        Phase II (US et al) Study                     [*]
        Manuscript Submitted for Publication          [*]

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                  APPENDIX 1.13

                 ISSUED TRADEMARKS OF ISTA PHARMACEUTICALS, INC.
                             AS OF DECEMBER 31, 1999


     REF NO.        COUNTRY    TRADEMARK NO.                    MARK                     ISSUE DATE
     -------        -------    -------------                    ----                     ----------
ADCOR-009AU        Australia       725350                     Vitrase                     04/14/98
ADCOR-009CA          Canada       833,236                     Vitrase                   Statement of
                                                                                       use due 1/9/01
ADCOR-009MX          Mexico        556095                     Vitrase                     08/26/97
ADCOR-009RC      People's Rep.    1218274                     Vitrase                     10/28/98
                    Of China
ADCOR-009SG        Singapore       377/97                     Vitrase                     11/07/96
ADCOR-009T            U.S.       2,261,326                    Vitrase                     7/13/99
ADCOR-009KS       South Korea      404106                     Vitrase                     06/11/98

          PENDING TRADEMARK APPLICATIONS OF ISTA PHARMACEUTICALS, INC.
                             AS OF DECEMBER 31, 1999

     REF NO.        COUNTRY      SERIAL NO.                     MARK                    FILING DATE
     -------        -------      ----------                     ----                    -----------
ADCOR-009AR        Argentina     2,064,644                    Vitrase                     01/10/97
ADCOR-009BR          Brazil      819784990                    Vitrase                     1/10/97
ADCOR-009EU         European     000449777                    Vitrase                     1/08/97
                   Community

         TRADEMARK APPLICATIONS OF ISTA PHARMACEUTICALS, INC. IN PROCESS

     REF NO.        COUNTRY      SERIAL NO.                     MARK                    FILING DATE

                   Hong Kong                                  Vitrase

                  New Zealand                                 Vitrase

                     Taiwan                                   Vitrase

                     France                                   Vitrase

                    Germany                                   Vitrase

                     Italy                                    Vitrase

                     Spain                                    Vitrase

                 United Kingdom                               Vitrase

                     Norway                                   Vitrase

                  Switzerland                                 Vitrase

                  South Africa                                Vitrase

                                  APPENDIX 1.16

                  ISSUED PATENTS OF ISTA PHARMACEUTICALS, INC.
                             AS OF DECEMBER 31, 1999


     REF NO.        COUNTRY      PATENT NO.                    TITLE                     ISSUE DATE
     -------        -------      ----------                    -----                     ----------
ASCINC.016A           USA        5,866,120      Method for Accelerating Clearance of     02/02/1999
                                                Hemorrhagic Blood from the Vitreous
                                                Humor with Hyaluronidase

            PENDING PATENT APPLICATIONS OF ISTA PHARMACEUTICALS, INC.
                             AS OF DECEMBER 31, 1999


     REF NO.        COUNTRY       SERIAL NO.                     TITLE                  FILING DATE
     -------        -------       ----------                     -----                  -----------
ASCINC.016C1          USA         09/139282     [*]                                      08/24/1998



ASCINC.016C2          USA         09/453012     [*]                                      12/02/1999



ASCINC.016CPC1        USA         09/444003     [*]                                      11/19/1999



ASCINC.036PR          USA         60/135403     [*]                                      05/21/1999



ASCINC.016QAU      Australia       76936/98     [*]                                      05/22/1998



ASCINC.016QBR       Brazil                      [*]                                      05/22/1998



ASCINC.016QCA       Canada         2288622      [*]                                      05/22/1998



ASCINC.016QCN        China        98805342.X    [*]                                      05/22/1998



ASCINC.016QEP         EPO         98924866.1    [*]                                      05/22/1998



ASCINC.016QKR        Korea      1019997010750   [*]                                      05/22/1998


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.



ASCINC.016QMX       Mexico         991O495      [*]                                     05/22/1998




            PENDING PATENT APPLICATIONS OF ISTA PHARMACEUTICALS, INC.
                             AS OF DECEMBER 31, 1999

     REF NO.        COUNTRY      SERIAL NO.                    TITLE                    FILING DATE
     -------        -------      ----------                    -----                    -----------
ASCINC.016QRU        Russia       99126509      [*]                                      05/22/1998

ASCINC.016VAU      Australia      14070/97      [*]                                      11/20/1996

ASCINC.016VBR        Brazil     P19611617-0     [*]                                      11/20/1996

ASCINC.016VCA        Canada       2238360       [*]                                      11/20/1996

ASCINC.016VCN        China       96199746.K     [*]                                      11/20/1996

ASCINC.016VEP         EPO        96944203.7     [*]                                      11/20/1996

ASCINC.016VHK      Hong Kong     99103449.8     [*]

ASCINC.016 VKR       Korea      703840/1998     [*]                                      11/20/1996

ASCINC.016VNX        Mexico        984051       [*]                                      11/20/1996

ASCINC.016VRU        Russia       98111937      [*]                                      11/20/1996

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                  APPENDIX 1.27

             PROOF OF CONCEPT FOR PROLIFERATIVE DIABETIC RETINOPATHY

Proof of Concept for Proliferative Diabetic Retinopathy shall be deemed to be achieved upon publication of "Clinical Study" results (as defined below) which meet all of the criteria set forth below in one of the following journals; American Journal of Ophthalmology, Archives of Ophthalmology or Ophthalmology.

"Clinical Study" requirements shall include the following:

    a. Study design: prospective, randomized, masked, Vitrase treated versus control. Sample size and analysis plan will be established prior to the start of the trial. The statistical analysis plan should be finalized prior to the data base lock and will be based on intent to treat (ITT) analysis with last observation carried forward. The final study design will be provided to the Joint Operating Committee for their recommendations before the study begins.

    b.  Study population: [*]

    c.  Study size: A minimum of [*] subjects (Vitrase Treated).

    d. Study location(s): United States and such other countries outside the United States where the standard of care is similar to the United States.

   [*]

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.